Exhibit 5.2

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

February 19, 2021

4D pharma plc

5th Floor, 9 Bond Court

Leeds
LS1 2JZ
ENGLAND

Ladies and Gentlemen:

4D Pharma plc, a public limited company incorporated under the laws of England and Wales (the “Company”), is filing with the United States Securities and Exchange Commission a Registration Statement on Form F-4 (the “Registration Statement”) for, among other things, the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), warrants to be assumed by the Company (the “Warrants”) originally issued by Longevity Acquisition Corporation, a company limited by shares organized under the laws of the British Virgin Islands (“Longevity”), issued pursuant to a warrant agreement dated as of August 28, 2018 between Continental Stock Transfer & Trust Company, as warrant agent (“Continental”), and Longevity (the “Warrant Agreement”), pursuant to the Agreement and Plan of Merger dated as of October 21, 2020 between the Company, Dolphin Merger Sub Limited ("Merger Sub") and Longevity (the "Merger Agreement") providing for the merger of Longevity with and into Merger Sub pursuant to the law of the British Virgin Islands (the "Merger").

Upon assumption by the Company of the Warrants at the consummation of the Merger, each Warrant will entitle the warrant holder to subscribe for ordinary shares of £0.0025 each in the capital of the Company (the "Warrant Shares"). The assumption will be effected by an Assumption Agreement to be entered into between Longevity, the Company and Continental at the consummation of the Merger substantially in the form attached as Exhibit 4.4 to the Registration Statement (the "Assumption Agreement").

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In rendering this opinion, we have relied on the opinion of Pinsent Masons LLP, being filed as an exhibit to the Registration Statement, that all necessary corporate action on the part of the Company has been taken under the laws of England and Wales to authorize the assumption of the Warrants and the execution of the Assumption Agreement.

Based upon the foregoing, we advise you that, upon assumption of the Warrants pursuant to the Merger Agreement and execution of the Assumption Agreement by the parties thereto, in our opinion the Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

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We are members of the Bars of the State of New York and the State of the State of California and the foregoing opinion is limited to the laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation